Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated April 28, 2025, with respect to the consolidated financial statements of Nutriband Inc. for the years ended January 31, 2025, and 2024, in this Post-Effective Registration Statement on Form S-1 relating to the registration of Warrants to Purchase 957,980 Shares of Common Stock. We also consent to the reference of our firm under the caption “Experts” in this Post-Effective Registration Statement.

/s/ Sadler, Gibb & Associates, LLC

Draper, UT

June 20, 2025